Exhibit 99.1

Reinsurance Group of America, Incorporated

1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039

Press Release

RGA Appoints Two New Members to Board of Directors

ST. LOUIS, December 17, 2013 – Reinsurance Group of America, Incorporated (NYSE: RGA) today announced the appointments of Christine Detrick, former Director and Head of Americas Financial Services Practice of Bain & Company, Inc., and Joyce Phillips, Chief Executive Officer, Global Wealth, Australia and New Zealand Banking Group Limited (ANZ), to its Board of Directors, effective January 1, 2014. As independent directors, Detrick will serve on the Audit Committee and Nominating & Governance Committee and Phillips will serve on the Compensation Committee and Nominating & Governance Committee.

“I am extremely pleased to welcome Christine and Joyce to our Board,” said President and Chief Executive Officer Greig Woodring. “We look forward to benefitting from their significant experience in the insurance and financial services industry, as we explore new opportunities and develop existing strategies to advance RGA’s growth in the years ahead.”

“Over the past few years, we have gradually added several members to our board to provide new perspectives from various disciplines within the financial services sector,” said Chairman of the Board of Directors J. Cliff Eason. “RGA’s Board is confident that the addition of these two highly regarded industry leaders will yield new insights and provide highly valuable perspective to the company’s strategies and initiatives.”

RGA’s Board of Directors had nine members at the time of the company’s most-recent annual meeting on May 15, 2013. The addition of Detrick and Phillips increases the number of Directors to 10, following the retirement of Rachel Lomax from the Board on May 15, 2013.

Detrick brings more than 30 years’ experience gained from leadership roles at several leading insurance, banking and private consulting services companies. From 2002 to 2012, Detrick served as a Director, Americas Leader, Financial Services Practice, and Senior Advisor of Bain & Company, Inc., one of the world’s leading management consulting firms.

Before joining Bain, Detrick served for 10 years at A.T. Kearney, Inc., including as Leader, Eastern U.S. Profit Center and Global Leader, Financial Institutions Group. Prior to those roles, she was a founding partner of First Financial Partners, a venture capital firm specializing in savings and loan institutions, from 1988 to 1992 and served as the Chief Executive Officer, St. Louis Bank for Savings. Detrick currently serves on the board of Forethought Financial Group, Inc., a private life insurance carrier.

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Phillips is Chief Executive Officer Global Wealth, Group Managing Director Marketing and Innovation, and Management Board member at ANZ, a top 20 bank globally with market capitalization of approximately US$77 billion. During her career of more than 25 years, Phillips has held a number of senior roles in banking and financial services with global and regional responsibilities.

Prior to joining ANZ in 2009, Phillips was President and Chief Operating Officer at American Life Insurance Company (ALICO) a subsidiary of American International Group, Inc. (AIG) which had operations in 55 countries. She joined ALICO from Citigroup, where she was head of International Retail Banking, responsible for strengthening product distribution and expansion in Citigroup’s global retail banking franchise in 42 countries. Her previous roles include various senior positions in Citigroup Japan and GE Capital.

About RGA

Reinsurance Group of America, Incorporated (NYSE: RGA) is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, Turkey, the United Arab Emirates, the United Kingdom, and the United States. Worldwide, RGA has approximately $2.9 trillion of life reinsurance in force and assets of $39.5 billion.

For further information, please contact:

Sally Smith

Vice President, Corporate Communications

T +1.636.736.8167

F +1.636.736.8567

ssmith@rgare.com

Source: Reinsurance Group of America, Incorporated

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